Exhibit (5)

                           FIRST AMENDED AND RESTATED
                          INVESTMENT ADVISORY CONTRACT

Contract amended and restated as of January 12, 1995, between State Street Growth Trust, a Massachusetts business trust, having its principal place of business in Boston, Massachusetts (the "Trust") and State Street Research & Management Company, a Delaware corporation having its principal place of business in Boston, Massachusetts (the
"Advisor").

                                   WITNESSETH:
That in consideration of the mutual covenants herein contained and the performance herein required, the Trust and the Adviser hereby mutually agree as follows:

1. Appointment of Adviser. The Trust hereby appoints and employs the Adviser to act as investment adviser for the State Street Research Growth Fund ("Fund") series of the Trust for the term, with the duties, and subject to the conditions as provided in this Contract, and the Adviser hereby accepts such appointment and employment.

2. Duties of Adviser. The Adviser shall furnish to the Trust such management, investment advisory, statistical and research facilities and services as may be required from time to time by the trust in operating the Fund.

3. Allocation of Expenses.

   (a)The Adviser, at its own expense, shall furnish to the Trust suitable office space and facilities, including all necessary equipment and clerical personnel for managing the affairs and investments of the Fund, in the offices maintained by the Adviser in Boston, Massachusetts, or in such other place as may be agreed on from time to time. The Adviser shall also pay the reasonable salaries and fees of the officers of the Trust and all salaries, expenses and costs connected with investment research and statistical work and the operation of the business of the Adviser.

   (b)The Fund shall pay all other expenses of the operation of the Fund, including without implied limitation, governmental fees, Trustees' fees, interest charges, taxes, membership dues in the investment Company Institute, fees of independent auditors, of legal counsel and of any transfer agent, registrar and dividend disbursing agent of the Trust, expenses of preparing, printing and mailing share certificates, shareholders' reports, notices, proxy statements and reports to governmental officers and commissions, brokerage expenses, insurance premiums, fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities, keeping of books and accounts and calculation of the net asset value of shares of the Fund, expenses of shareholders' meetings, and expenses relating the issuance, registration and qualification of shares of the Fund.

4. Compensation of the Adviser.

   (a)As full compensation for the services to be rendered and the expenses to be borne by the Adviser ad provided in Paragraphs 2 and 3(a) hereof, the Fund shall pay, subject to the limitation in subparagraph (b) of this Paragraph 4, to the Adviser a monthly fee as soon as practicable after the last day of each calendar month, which fee shall be paid at a rate equal to four hundred seventy-five thousandths of one percent (0.475%) on an annual basis of the average daily net asset value of such Fund for such calendar month. In the case of commencement or termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Fund for that month shall be reduce proportionately based upon the number of calendar days during which this Agreement is in effect with respect to such Fund, and the fee shall be computed based upon the average daily net asset value of such Fund during such period.

   (b)The Adviser agrees that if the total expenses of the Fund (exclusive of interest, taxes, payments to fund certain distribution expenses pursuant to the Trust's Plan of Distribution Pursuant to Rule 12b-1 applicable to the Fund, if any, brokerage expenses, extraordinary items such as litigation expenses and any other items excludable under applicable law) for any fiscal year of the Trust exceed the lowest expense limitation imposed in any jurisdiction in which the Fund is then making sales of its shares or in which its shares are then qualified for sale, if any, the Adviser will pay or reimburse the Fund for that excess up to the amount of its advisory fees payable with respect o the fund during the fiscal year. The amount of the monthly advisory fee under paragraph 4 hereof shall be reduced to the extent that the monthly expenses of the Fund, on an annualized basis, would exceed the foregoing limitation. At the end of each fiscal year of the Trust, if the aggregate annual expenses chargeable to the Fund for that year exceed the foregoing limitation based upon the average of the monthly average net asset value of the Fund for the year, the Adviser will promptly reimburse the Fund for the amount of such excess to the extent not already reimbursed by reduction of the monthly advisory fee, but if such expenses are within the foregoing limitation, any excess amount previously withheld from the monthly advisory fee during that fiscal year will be promptly paid over to the Adviser.

5. Covenants of the Adviser.

   (a)The Adviser covenants that it and its officers and directors shall comply with the provisions of Article X of the By-Laws of the Trust during the term of his Contact to the extent that such provisions are applicable to them.
   (b)The Adviser covenants that during the term of this Contract each of its officers and directors, and each of its employees who is an officer or trustee of the Trust, shall keep the Secretary of the Trust advised on a monthly basis of the names of those issuers (the securities of which are owned by the Fund) in which such officer, director or employee owns more than one half of one percent (1/2 of 1%) of the outstanding shares or securities, or both (taken at market value), of such issuer.

6. Effective Date, Duration and Termination of This Contract.

   (a)This Contract shall become effective at the commencement of business on January 12, 1995, and shall remain in effect (unless terminated as hereinafter provided) until January 12, 1996, and from year to year thereafter; provided that this Contract shall continue in effect after January 12, 1996, only so long as

      (1) such continuance is specifically approved at least annually by either
          (A) the Board of Trustees of the Trust, or (b) "vote of a majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund, and

      (2) the terms of this Contract are approved at least annually by the vote of a majority of the Trustees of the Trust, who are not parties to the Contract or "interested persons" of any such party (as such terms are used in Section 15(c) of the Investment Company Act of 1940), cast in person at a meeting called for the purpose of voting on such approval.

   (b)This Contract may be terminated at any time without the payment of any penalty by vote of the Board of Trustees of the Trust or by "vote of a majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund, or by the Adviser, in each case upon sixty calendar days' prior written notice to the other party to the Contract.

   (c)This Contract shall terminate automatically in the event of its "assignment" (as defined in Section 2(a)(4) of the Investment Company Act of 1940).

7. Amendments This Contract may be amended at any time or from time to time by an instrument in writing signed by a duly authorized officer of the Trust and by the Adviser, but no amendment to this Contract shall be effective until

      (1) Such amendment is approved by the affirmative "vote of a majority of the outstanding securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund and

      (2) the terms of such amendment are approved by the vote of a majority of the Trustees of the Trust, who are not parties to the Contract or "interested persons" of any such party (as such terms are used in Section 15(c) of the Investment Company Act of 1940), cast in person at a meeting called for the purpose of voting on such approval.

8. Miscellaneous Provisions.

   (a)For all purposes of this Contact the Adviser shall be deemed to be an independent contractor and not an agent of the Trust, and shall have no authority to act for or represent the Trust in any way.

   (b)The duties of the Adviser under this Contract shall not prevent the Adviser from rendering similar services to other persons, firm, trusts, corporations or other entities.

   (c)The Adviser shall not be subject to liability for any act or omission in the course of, or connected with, its performance of this Contract, except in the case of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or the reckless disregard by the Adviser of its obligations and duties under this Contract.

   (d)Notices under this Contract shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Contract for this purpose shall be One Financial Center, Boston, Massachusetts 02111.

   (e)It is expressly agreed that the obligations of the Trust hereunder, and the authorization, execution and delivery to this document, shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Truest as individuals or personally, but shall bind only the property of the Fund, as provided in the Master Trust Agreement of the Trust. The Master Trust Agreement of the Trust provides, and is expressly agreed, that the Fund of the Trust shall be solely and exclusively responsible for the payment of any direct or indirect debts, liabilities and obligations relating to the Fund, and that no other fund shall be responsible for the same.

IN WITNESS WHEREOF, STATE STREET GROWHT TRUST has caused this instrument to be signed in duplicate on its behalf by its President, thereunto duly authorized, and State Street Research & Management Company has caused this instruction to be signed in duplicate on its behalf by its President, thereunto duly authorized, all as of the day and year first above written.

                                         STATE STREET GROWTH TRUST

                                         By: /s/ Constantine Hutchins, Jr.
                                         ---------------------------------
                                                 Secretary

                                         STATE STREET RESEARCH &
                                         MANAGEMENT COMPANY

                                         By: /s/ Ralph F. Verni
                                         ---------------------------------
                                                 President